Exhibit 10.1

(ted) Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of December 11, 2017, by and between Helios And Matheson Analytics Inc., a Delaware corporation (the “Company”), and Theodore Farnsworth (“Executive”).

WHEREAS, the Company recognizes that the Executive has had and is expected to continue to have a critical and essential role in guiding the Company and in developing the Company’s business;

WHEREAS, the Executive is expected to make major contributions to the stability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement;

WHEREAS, as of the date of this Agreement, the Company wishes to continue Executive’s service as a Chief Executive Officer under the terms of an employment agreement on the terms set forth herein, which shall supersede all previous agreements regarding Executive’s employment by the Company; and

WHEREAS, the Executive desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties.

(a) The Executive shall serve as the Chief Executive Officer of the Company reporting to the Company’s Board of Directors (the “Board”). The Executive shall primarily work out of 444 Brickell Avenue, Miami, Florida 33131 (the “Executive’s Office”).

(b) The Company agrees to propose to the shareholders of the Company at each appropriate meeting of such shareholders during the Term and any Renewal Term, the election and reelection of the Executive as a member of the Board. Provided the Executive is elected by the shareholders to the Board, the Executive shall be appointed Chairman of the Board. In addition, without further compensation, the Executive shall serve as a director or officer of one or more of the Company’s subsidiaries or affiliates if so elected or appointed from time to time.

(c) The Executive shall have such duties, authority and responsibilities as are consistent with the role of Chief Executive Officer and as may be set forth in the Bylaws of the Company. For purposes of the applicability of the Company compensation plans to the Executive, Executive shall be considered an “employee.” Executive shall devote a substantial amount of his business time to the performance of his duties hereunder, but such requirement shall not prevent Executive from (i) serving as a member of the board of directors of unaffiliated companies, (ii) serving on civic, charitable, educational, religious, public interest or public service boards, (iii) managing the Executive’s personal and family investments, and (iv) engaging in or having an ownership interest in other businesses. In addition, the Executive has disclosed, in writing, to the Company his involvement in entities and investments other than the Company (collectively, the “Outside Activities”). The Company shall permit the Executive to continue to engage in the Outside Activities provided that the Executive agrees to disclose to the Board, in writing, any actual or potential conflict of interest arising out of any such Outside Activity and no such Outside Activity materially interferes with Executive’s ability to perform his responsibilities hereunder.

2. Term. This Agreement and Executive’s employment hereunder shall be for an initial term of five (5) years commencing on the date hereof (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term”). Thereafter, this Agreement shall automatically be renewed and the Term shall be extended for additional consecutive terms of 1 year (each a “Renewal Term”), unless such renewal is objected to by either the Company or the Executive upon 90 days written notice prior to the commencement of the next Renewal Term. In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date.

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary shall be $325,000, less applicable withholdings (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time. On each anniversary of this Agreement the base salary will increase no less than $15,000 (“minimum”). The Board shall review the Base Salary annually and may increase the Base Salary more than the minimum, and the term “Base Salary” shall refer to such increased amount.

(b) Annual Bonus. For 2017, the Executive shall receive a cash bonus in the amount of $350,000 payable on or before December 29, 2017, and an award of 53,255 shares of Company common stock, which shall vest in their entirety on February 15, 2019, (the “Principal Market”), which shall be received by the Executive no later than March 15, 2018. After 2017 and during the Term, the Executive will receive an annual cash bonus and an annual award of shares of common stock, subject to vesting conditions, in respect of each full or partial fiscal year of the Company, as well as other cash or equity bonuses, as determined in the sole discretion of the Board based on its assessment of Company and individual performance in relation to performance targets, a subjective evaluation of Executive’s performance or such other criteria as may be established by the Board (the “Annual Bonus”). The Annual Bonus will be paid no later than the 75th day following the end of the fiscal year to which the Annual Bonus relates. The annual cash target bonus is 25% of the Base Salary and the value of the annual award of shares of Company common stock, as of the date of the grant, will be equal to 200% of the Base Salary as determined by the closing price of the common stock on the Principal Market on the date of grant (which shares of common stock shall vest ratably at the end of each of the six calendar quarters subsequent to the calendar quarter in which the grant is made). Any award of common stock pursuant to this Agreement shall be subject to the Company’s receipt of all corporate approvals required by applicable law or the rules and regulation of the Principal Market and the terms of a Restricted Stock Award Agreement between Executive and the Company to be agreed upon following the execution of this Agreement and prior the issuance of any common stock award to the Executive (each, an “Award Agreement”).

(c) Milestone Bonuses. In addition to any other compensation to which the Executive is entitled, upon the Company initially attaining any of the milestones set forth on Schedule 1 hereof, Executive will be entitled to awards of common stock calculated in accordance with Schedule 1 hereof. Any such award of common stock shall be subject to the terms of the applicable Award Agreement.

(d) Capital Raise Bonus For Extraordinary Performance in 2017. Upon the execution of this Agreement, the Executive shall become entitled to receive a one-time bonus of $1,000,000 for his extraordinary efforts above and beyond his duties as the Chief Executive Officer, specifically with respect to bringing capital sources that have been critical to the Company’s needs in 2017, which shall be paid to the Executive no later than December 29, 2017. The Executive may, in his sole discretion, subject to the Company’s and the Executive’s compliance with applicable legal and regulatory requirements, elect to accept unregistered shares of common stock of the Company in lieu of the cash bonus described above, valued based on the last closing price of the common stock on Nasdaq preceding the execution of this Agreement.

(e) Long Term Incentive Plan. The Executive shall be entitled to participate in all bonus or other compensation programs adopted by the Company and applicable generally to senior executives of the Company.

(f) Equity Incentive Plan. The Executive shall be awarded shares of common stock of the Company, subject to vesting conditions, as set forth in Exhibit A hereto, subject to the terms of the applicable Award Agreement. Additionally, the Executive shall be entitled to participate in any and all plans providing for awards of equity or instruments convertible into equity adopted by the Company and applicable generally to other senior executives of the Company.

(g) Business Expenses. The Company shall promptly reimburse the Executive for all reasonable and necessary business-related expenses incurred in connection with the performance of the Executive’s duties hereunder in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers, provided that the Executive furnishes the Company with all supporting information and documentation relevant to such expenses as the Company may reasonably request. The Executive is entitled, though not required, to travel first class or business class on all domestic and international flights. If the Executive leases an apartment in New York City in connection with duties that the Executive is providing to the Company or its affiliates, the Executive shall provide the Company with a copy of the lease and the Company shall pay the rent directly to the landlord. In connection with such lease, the Executive shall provide the Company with a schedule of all trips that the Executive makes to New York City in order to conduct business relating to the Company or its affiliates.

(h) Health Insurance. Executive shall be entitled to participate in any Company health insurance plan on the same terms and conditions as other Company senior executives are permitted to participate.

(i) Life Insurance. To the extent practicable, the Company shall, during the Term, pay the premiums of a life insurance policy, providing coverage in the amount of $3,000,000, payable to a beneficiary chosen by Executive, which insures the life of Executive. Executive shall provide all information and cooperation reasonably necessary to obtain such life insurance policy.

(j) Automobile Allowance. During the Term, Executive shall receive a monthly automobile allowance in the amount of $750.00 per month for automobile-related expenses.

(k) Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company.

(l) Vacation. The Executive shall be entitled to accrue up to 20 paid vacation days in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Company to its executives and employees. Any unused vacation days shall be rolled forward to be used in future years, provided that vacation days shall not accrue further if Executive has 30 accrued but unused vacation days.

(m) Sick Days. The Executive shall be entitled to accrue up to 5 paid sick days in each year, which shall be accrued ratably. Any unused sick days shall be rolled forward to be used in future years, provided that sick days shall not accrue further if Executive has 10 accrued but unused sick days.

(n) Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes and requirements.

4. Termination.

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as CEO, with or without a reasonable accommodation, for a period of 120 consecutive days or 180 days during any rolling consecutive 12 month period.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive’s: (i) willful misconduct, gross negligence, fraud, embezzlement or other material dishonesty with respect to the affairs of the Company or any of its affiliates; (ii) material failure to meet minimum performance expectations of the Board; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a material breach of this Agreement or a breach of a fiduciary duty owed to the Company, provided that any such breach, if curable, shall not constitute Cause unless the Company has provided the Executive with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period”); and (z) an opportunity to be heard before the Board with the Executive’s counsel present prior to the expiration of the Cure Period.

(d) Termination by the Company without Cause. The Company may not terminate the Executive’s employment during any Term or Renewal Term without Cause.

(e) Termination by the Executive. The Executive may terminate his employment at any time for any reason other than a Good Reason, upon 30 days prior written notice.

(f) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason by providing written notice. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary; (ii) a material diminution in the Executive’s responsibilities as CEO; (iii) the assignment of duties to the Executive materially inconsistent with his position as CEO; (iv) the requirement that the Executive relocate his primary place of employment more than 20 miles from Executive’s Office (unless such location is closer to the Executive’s primary residence); or (v) the Company’s material breach of this Agreement; provided that Good Reason based on a material breach shall exist only if within 90 days of the Company’s act or omission resulting in a material breach, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within 30 days after receiving the Executive’s written notice and the Executive actually terminates his employment within the 30 days following the end of such 30-day cure period.

(g) Expiration. Executive’s employment shall terminate on the Expiration Date.

(h) Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to the Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Cure Period; (iv) if, despite the restriction against doing so under Section 4(d), the Company terminates the Executive’s employment without Cause under Section 4(d), 90 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), 30 days after the date on which the Executive provides the Company a written termination notice; (vii) if the Executive resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a timely written termination notice, except the Termination Date shall be the last day of the relevant 30-day cure period, if applicable; and (viii) the Expiration Date if the Executive’s employment terminates under Section 4(g).

5. Compensation upon Termination.

(a) Termination by the Company for Cause; by the Executive without Good Reason; or upon the Expiration Date following the Executive’s election not to Renew. If the Executive’s employment with the Company is terminated pursuant to Section 4(c), 4(e), or 4(g), the Company shall pay or provide to the Executive the following amounts through the applicable Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, any earned but unpaid Annual Bonus, and the value of any accrued and unused vacation days (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b) Death; Disability. If the Executive’s employment terminates because of his death as provided in Section 4(a) or because of a Disability as provided in Section 4(b), then the Executive (or his authorized representative or estate) shall be entitled to the following:

(i) the Accrued Obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination Date);

(ii) a pro-rata portion of the Executive’s Annual Bonus, if any, for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company;

(iii) vest the Executive on the applicable Termination Date for any and all previously granted outstanding equity-incentive awards subject to time-based vesting criteria as if the Executive continued to provide services to the Company for 12 months following the applicable Termination Date;

(iv) Subject to the Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive or his eligible dependents the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.  If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code (the “Code”), the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code; and

(v) in the case of a termination due to Disability, in addition to the aforementioned awards, continuation of the Base Salary in effect on the Termination Date until the earlier of (A) the 12 month anniversary of the Termination Date, and (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Company, through the 12 month anniversary of the Termination Date will compensate the Executive’s estate the difference in net compensation.

(c) Termination by the Company without Cause, by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause despite the restriction against doing so under Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(f), then the Executive shall, except to the extent Section 5(d) is applicable, be entitled to the following:

(i) the Accrued Obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination).

(ii) severance in a single lump sum installment in an amount equal to 2x the sum of (A) the Base Salary at the rate in effect on the Termination Date, plus (B) an amount equal to 2x the maximum Annual Bonus for which the Executive is eligible in the fiscal year in which the Termination Date occurs, or if, there is no Annual Bonus for which he is eligible in the fiscal year in which the Termination Date occurs, 2x the Annual Bonus most recently issued to the Executive. The severance is payable no later than 30 days following the applicable Termination Date.

(iii) A pro-rata portion of the Executive’s Annual Bonus, if any, for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company.

(iv) full vesting of the Executive in any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria.

(v) Subject to the Executive’s timely election of continuation coverage under COBRA, the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of 18 months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.  If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(d) Change of Control: Termination by the Company without Cause, by the Executive with Good Reason. If the Executive’s employment is terminated by the Company in breach of Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(f), and such termination occurs (x) at the same time as, or within the 12 month period following, the consummation of a Change in Control or (y) within the 60 day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive’s Termination Date, then the Executive shall be entitled to the following:

(i) the Accrued Obligations earned through the Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination);

(ii) severance in a single lump sum installment in amount equal to 2x the sum of (A) the Base Salary at the rate in effect on the Termination Date, plus (B) an amount equal to 2x the maximum Annual Bonus for which the Executive is eligible in the fiscal year in which the Termination Date occurs, or, if, there is no Annual Bonus for which he is eligible in the fiscal year of the Termination Date, 2x the Annual Bonus most recently issued to the Executive. If either the Base Salary or Annual Bonus has been reduced either 60 days prior to a Change in Control or within 12 months following a Change in Control then severance shall be based upon the previously highest Base Salary and the highest Annual Bonus previously awarded to the Executive. The severance is payable no later than 30 days following the Termination Date;

(iii) a pro-rata portion of the Executive’s Annual Bonus, if any, for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company. If there is no Annual Bonus for which he is eligible in the fiscal year of the Termination Date, then the award shall be based upon a pro rata share of the Annual Bonus most recently issued to the Executive. If the Annual Bonus has been reduced either 60 days prior to a Change in Control or within 12 months following a Change in Control then such pro-rata bonus shall be based upon the highest Annual Bonus previously awarded to the Executive;

(iv) full vesting of the Executive in any and all outstanding previously granted equity-based incentive awards subject to time-based vesting criteria;

(v) subject to the Executive’s timely election of continuation coverage under COBRA, reimbursement by the Company of the monthly premium payable to continue the Executive’s and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of 18 months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.  If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(e) Change of Control: For purposes of Section 5(d), a change of control shall have occurred upon any of the following:

(i) any person or entity or group becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power of all its then outstanding voting securities;

(ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

(iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

(iv) individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

(f)  Consequence of a Change in Control. Notwithstanding the terms of any employee compensation plan, if, as of the date of a Change in Control, Executive holds equity awards issued under such a plan that are not vested and, if applicable, exercisable, such equity awards shall become fully vested and, if applicable, exercisable, as of the date of the Change in Control if the acquirer does not agree to assume or substitute for equivalent equity awards such outstanding unvested equity awards.

(g) No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

(h) Effect of Termination on Officer and Board Positions. Any termination of the Executive with respect to the Executive’s standing as an executive officer or Board Member must expressly designate which such role is subject to termination. The termination of the Executive as an Officer will not thereby terminate the Executive’s Board status unless the termination so states, in which event the Executive shall resign his Board position as a condition to receiving any of the payments set forth in this Section 5.

6. Section 409A Compliance.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i) Any termination of the Executive’s employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

(iii) It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(iv) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7. Excess Parachute Payments.

(a) To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) If the Total Payments to the Executive are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7(a), it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company

8. Confidentiality and Restrictive Covenants.

(a) Covenant Against Disclosure. All Confidential Information (defined below) relating to the Business of the Company and its affiliates is, shall be and shall remain the sole property and confidential business information of them, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information or trade secret to third parties except as required by law, with the limited qualification that in accordance with the Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made either: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, “Confidential Information” includes without limitation such documents as business plans, source code, documentation, financial analysis, marketing plans, customer names, customer lists, customer data, contracts and other business information, including the information of the Company and its affiliates, existing or prospective customers, clients, investors or other third parties with whom the Company and its affiliates hereto have relationships or conduct business that may be disclosed to the Executive as part of the Executive’s employment. Notwithstanding anything else set forth herein, nothing in this Agreement shall be construed to prohibit Executive from reporting, without first notifying the Company or otherwise, possible violations of law or regulation to any governmental agency or entity.

(b) Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof).

(c) Further Covenant. During the Term and through the first anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i) persuade or attempt to persuade any customer of the Company or its affiliates to cease doing business with the Company or its affiliates, or to reduce the amount of business any customer does with the Company or its affiliates;

(ii) solicit for himself or any entity the business of a person or entity that was a customer of the Company or its affiliates within the 12 months prior to the termination of the Executive’s employment, in competition with the Company or its affiliates; or

(iii) persuade or attempt to persuade any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Company or its affiliates within 1 year prior to the Executive’s Termination Date.

9. D&O Insurance.  At the request of the Executive, the Company obtain and continue for as long as Executive is employed by the Company, directors’ and officers’ insurance coverage at levels no less than $5,000,000 with an insurance company rated “A” or higher.

10. Waiver. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Executive in his capacity as a director or executive officer of the Company, the  Board has renounced on behalf of the Company and its shareholders all interest and expectancy to (or being offered any opportunity to participate in) any opportunity presented to the Executive that may be considered a corporate opportunity of the Company, and the Executive shall have no obligation to communicate, offer, or present any opportunity presented to the Executive that may be considered a corporate opportunity of the Company, whether centered on geography, land rights, or otherwise (the “Renouncement”).  The Company acknowledges that the Renouncement is a material term of this Agreement and the Executive is specifically relying on the Renouncement in agreeing to enter into this Agreement.  Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Executive in his capacity as a director or executive officer of the Company, to the fullest extent permitted by law, the Company hereby prospectively waives any and all claims arising from any business transacted by the Executive that could be construed as a corporate opportunity of the Company.  A copy of the Board resolution is attached hereto as Exhibit B.

11. No Disparagement. During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

12. Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within 10 business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 12 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement

13. Disputes.

(a) Any dispute or controversy arising out of or relating to this Agreement or your employment shall be brought solely in the state and federal courts located in the State and County of New York.

(b) BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(c) In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, the non-prevailing party in any such contest or dispute shall be liable for the attorneys’ fees and costs of the prevailing party.

14. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

15. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Survival. The provisions of this Agreement shall survive the termination of this Agreement or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices,

If to Executive:	Theodore Farnsworth

444 Brickell Avenue

Miami Florida 33131

If to Company:	Helios and Matheson Analytics Inc.

350 5th Ave - Ste 7520

New York, NY 10118

Attention: CFO

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Stuart Benson
Name:	Stuart Benson
Title:	Chief Financial Officer

THEODORE FARNSWORTH

/s/ Theodore Farnsworth

Exhibit A

Initial Award

As of the Effective Date, the Company shall grant to the Executive 2,000,000 shares of common stock (subject to proportionate adjustment for any stock split or combination or other recapitalization event), subject to the terms of the applicable Award Agreement. The shares shall vest in their entirety on February 15, 2019, which is 18 months following August 15, 2017, the date on which the Company entered into a Securities Purchase Agreement to acquire a majority stake in MoviePass Inc. (the “MoviePass SPA”), which requires that the Company enter into a 5-year employment agreement with the Executive prior to the closing under the MoviePass SPA.

Treatment resulting from termination of employment

Death or Disability	All unvested award shares immediately vest on the applicable Termination Date.

Voluntary quit	All unvested award shares that did not yet vest will be cancelled on the last day of employment.

Termination for Cause	All unvested award shares that did not yet vest will be cancelled on the last day of employment.

Termination without Cause/ Quit for Good Reason	All unvested award shares immediately vest on the applicable Termination Date.

The terms of any award under this Exhibit A shall be more fully set forth in an Award Agreement. It is expressly acknowledged and agreed that this Exhibit A is a summary of the contemplated terms of the applicable Award Agreement, which shall be subject to the Company’s receipt of all corporate approvals required by applicable law or the rules and regulations of the Principal Market prior to effectiveness thereof. To the extent that there is any conflict between the terms of this Exhibit A and the applicable Award Agreement, the terms of the Award Agreement shall govern.

Exhibit B

(Board Resolutions for Prospective Waiver of Corporate Opportunities)

SCHEDULE 1

Market Capitalization Milestones

If the Company’s common stock is publicly traded during the Term and the market capitalization of the Company is for 20 consecutive trading days during the Term at or above the following milestones, the Executive shall receive, within five business days following such 20th consecutive trading day, an award of shares of Company common stock (a) which shall vest upon the later of February 15, 2019 and the end of the applicable three-month period following the applicable date of the grant, and (b) that, upon the date of the grant, shall have an aggregate value equal the percentage of the market capitalization set forth next to the applicable milestone* below based on the closing price of the common stock on the Principal Market on the date of the grant (the “Fair Market Value”):

Company Market Capitalization Milestone	Percentage
$100,000,000	3%
$150,000,000	3%
$200,000,000	4%
$250,000,000	4%
$300,000,000	5%
$350,000,000	5%
$400,000,000	7%
$450,000,000	7%
$500,000,000	9%
every additional $100,000,000 thereafter (cumulated with the applicable immediately preceding milestone)	10%

Each milestone above is a separate milestone for which the Executive may earn the applicable percentage. The Executive will be entitled to earn the applicable percentage for each milestone only once. The Company’s market capitalization for each applicable milestone and measurement period will be determined based on the market capitalization reported by Bloomberg LP.

* For example:

If the Company’s market capitalization is at least $250,000,000 as of market close for at least 20 consecutive trading days and the Fair Market Value is $12.50 per share, Executive shall receive 800,000 fully vested shares of common stock of the Company (800,000 *$12.50 = $10,000,000 which is 4% of $250,000,000).

The terms of any award under this Schedule 1 shall be more fully set forth in an Award Agreement. It is expressly acknowledged and agreed that this Schedule 1 is a summary of certain contemplated terms of the applicable Award Agreement, which shall be subject to the Company’s receipt of all corporate approvals required by applicable law or the rules and regulations of the Principal Market prior to effectiveness thereof. To the extent that there is any conflict between the terms of this Schedule 1 and the applicable Award Agreement, the terms of the Award Agreement shall govern.